NEWS RELEASE	Exhibit 99.1

Media Contact:	Investor Contact:
Gia L. Oei, 603-929-2489	Carolyn Miller, 603-929-2381
E-mail: Gia.Oei@nh.fishersci.com	E-mail: Carolyn.Miller@nh.fishersci.com

Fisher Scientific to Issue $150 Million of Senior Subordinated Notes

HAMPTON, N.H., Oct. 21, 2003 — Fisher Scientific International Inc. (NYSE: FSH) announced that it will issue $150 million of its 8 percent senior subordinated notes due 2013. These notes are a tack-on to the company’s existing $150 million 8 percent senior subordinated notes due 2013. The company intends to use the proceeds from the issue to fund the tender offer for its 7.125 percent senior notes due 2005, which was announced and commenced Monday, Oct. 20.

     The proposed notes will be issued under the same indenture as, and with terms identical to, the company’s existing 8 percent notes. The notes are being issued in a private placement and are expected to be resold by the initial purchaser to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S under the Securities Act. The notes are expected to settle on or about Nov. 4.

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Fisher Scientific to Issue $150 Million of Senior Subordinated Notes — 2

     The notes to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or a solicitation of an offer to buy such notes in any jurisdiction in which such an offer or sale would be unlawful and is issued pursuant to Rule 135c under the Securities Act of 1933.

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